Exhibit No. 99 For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy’s Fiscal 2007
Fourth-Quarter Diluted EPS Rises 20%,

Fueled by 5.9% Comparable Store Sales Gain

Company Expects Diluted EPS of $3.10 to $3.25 for Fiscal 2008

Fiscal Fourth-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Fiscal Quarter Ended
	March 3, 2007	Feb. 25, 2006
Revenue	$12,899	$10,693
Comparable store sales % gain[1]	5.9%	7.3%
Gross profit as % of revenue	24.1%	25.0%
SG&A as % of revenue	15.3%	16.0%
Operating income as % of revenue	8.8%	8.9%
Diluted earnings per share	$1.55	$1.29

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates. All comparable store sales percentage calculations reflect an equal number of weeks.

MINNEAPOLIS, April 4, 2007 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $763 million, or $1.55 per diluted share, for its fiscal fourth quarter ended on Mar. 3, 2007. Earnings per diluted share increased 20 percent compared with $1.29 per diluted share, or $644 million, for the prior year’s fourth quarter.

Fourth-Quarter Highlights

•                  Earnings per diluted share grew 20 percent in the fourteen-week fiscal period to $1.55, compared with $1.29 for the prior year’s thirteen-week fiscal fourth quarter.

•                  Total revenue increased 21 percent to $12.9 billion, fueled by a comparable store sales gain of 5.9 percent, an extra week of business, new store openings and acquired stores. The company’s domestic segment reported a comparable store sales gain of 4.8 percent, and its international segment posted a 14.0-percent comparable store sales gain. The online business also performed strongly with revenue growth of approximately 40 percent.

•                  Best Buy’s selling, general and administrative expense rate improved by 70 basis points, driven by leverage of payroll costs and leverage of other costs associated with a larger revenue base. Expense reductions nearly offset a decrease in the gross profit rate, which was primarily due to growth in revenue from lower-margin products.

•                  Best Buy Canada improved its operating income rate by 120 basis points, driven by strong revenue growth and leverage on infrastructure costs.

•                  The company opened its first Best Buy China store in Shanghai on Dec. 28, 2006.

 “I’d like to thank our entire team of employees for their focus on serving the unique needs of our customers,” said Brad Anderson, vice chairman and CEO of Best Buy. “Customer centricity is our core strategy, and we’re realizing that it requires us to think about ourselves in new ways as we differentiate more from the competition. In the coming year, you should expect our approach to be broader and deeper as we continue to pursue growth.”

Fourth-Quarter Results Post Strong Year-Over-Year Gains

For the fiscal 2007 fourth quarter, Best Buy’s revenue increased 21 percent to $12.9 billion, compared with revenue of $10.7 billion for the fourth quarter of fiscal 2006. The revenue increase was driven by a comparable store sales gain of 5.9 percent, the inclusion of an extra week of business and the net addition of 231 new stores (including 145 acquired stores) in the past 12 months. The comparable store sales gain, which was stronger than expected, was driven by an increase in the average ticket.

The gross profit rate for the fourth quarter was 24.1 percent of revenue, down from a gross profit rate of 25.0 percent of revenue for the prior-year fourth quarter. The gross profit rate included a 15-basis-point benefit ($23 million for periods prior to the fiscal fourth quarter) due to gift card breakage (gift cards sold but not expected to be redeemed). This breakage was recorded as a result of determining the company’s legal obligation to remit the value of unredeemed gift cards to certain states not reflected in the initial fiscal 2006 breakage recognition. Excluding the breakage, the gross profit rate declined by 105 basis points, compared to the prior year’s fourth quarter. This decrease was primarily driven by an increase of video gaming hardware in the revenue mix and growth in the online channel, both of which carry lower margins. The gross profit rate also reflected a slightly more promotional environment in this year’s fourth quarter, particularly in home theater and, to a lesser extent, music and movies. These results additionally include the impact of the Five Star business (which carries a lower gross profit rate), acquired in June 2006.

Best Buy’s SG&A expense rate was 15.3 percent of revenue for the fourth quarter, down from 16.0 percent of revenue for the prior year. The year-over-year improvement in the SG&A rate was primarily due to a more normalized incentive compensation level and leverage on strong revenue performance. Partially offsetting the improvement in the fiscal quarter were higher-than-anticipated asset impairment charges, litigation expense and business closure costs, which increased the SG&A rate by approximately 20 basis points in the aggregate.

Operating income grew 19 percent for the quarter. However, the operating income rate decreased slightly to 8.8 percent for the fourth quarter, down from 8.9 percent in the prior year’s fourth quarter. The SG&A rate improvement nearly offset the decline in the gross profit rate, which was primarily related to changes in the revenue mix.

The company reported quarterly net interest income of $43 million, up from $32 million in the prior year’s fourth quarter. The increase was driven by higher investment yields. Best Buy’s results also included a $20 million gain from the sale of its investment in Golf Galaxy. The company’s tax rate of 36.2 percent was slightly higher than anticipated, due to a change in composition of taxable income between foreign and domestic entities.

 Darren Jackson, executive vice president of finance and CFO, said, “We are proud to deliver results at the high end of our guidance range in fiscal 2007. We plan to continue to invest in acquisitions and capabilities that will help us serve customers better and boost results from our current business model as we continue to generate new growth opportunities.”

Fourth-Quarter Revenue Rises Domestically and Internationally

Best Buy’s domestic segment reported fourth-quarter revenue of $11.1 billion, an increase of 18 percent. The revenue gain was supported by the opening of 94 new stores (including 14 acquired stores) in the past 12 months, an extra week of revenue and a comparable store sales gain of 4.8 percent. The domestic segment’s revenue was bolstered by growth in online revenue of more than 40 percent.

Best Buy’s international segment generated fourth-quarter revenue of $1.8 billion. The 43-percent jump in revenue, compared with the prior year’s period, was driven by the acquisition of Five

Star, a comparable store sales increase of 14.0 percent in Canada, an extra week of revenue and new store openings.

Brian Dunn, Best Buy’s president and COO, said, “Customers want to engage with someone who understands their unique needs, wants and desires — and more and more, they won’t accept something that feels solely like a transaction. This is great news for Best Buy, because of the work we’ve done over the last three years, and because of the performance of our store teams.  I’ve never been more confident about our ability to serve customers.”

Bob Willett, CEO of Best Buy International, commented, “Customer centricity is our global strategy. As we grow, we will continue to focus on using all of our assets — employees, vendors and other partners — to anticipate and solve customer problems. Consumers are responding to this strategy, and that gives us confidence. In the upcoming year, we will continue to assess additional new market opportunities, which could include tests in Mexico and Turkey.”

“We’re in a unique position to deliver for customers,” Dunn continued, “to be their advocate, and help fulfill the promise of technology for them.”

Electronics Lead Revenue Mix; Sales of Flat-Panel TVs Continue Strong

During the 2007 fiscal fourth quarter, Best Buy’s comparable store sales gain was driven by higher revenue from flat-panel televisions, video gaming hardware and notebook computers. These gains more than offset comparable store sales declines in tube and projection TVs, printers, CDs and desktop computing.

Best Buy’s revenue mix for the fiscal 2007 fourth quarter reflected continued growth in the consumer electronics product group. Consumer electronics, which represented 46 percent of fourth-quarter revenue, posted an 8.5-percent comparable store sales gain. Within consumer electronics, flat-panel TVs experienced a strong double-digit comparable store sales gain as declining prices led to higher volumes and increased screen sizes. Total television comparable store sales grew by double-digits as flat-panel TV growth was partially offset by declines from tube and projection TVs. In addition, home theater installation services grew by strong triple digits, accompanying the high demand for flat-panel TVs. The company believes it gained significant market share in electronics, particularly flat-panel TVs, due to successful promotional strategies and its focus on providing solutions for customers. A low-double-digit comparable store sales gain in MP3 players also added to the product group’s growth.

The entertainment software product group, which comprised 21 percent of fourth-quarter revenue, increased 9.2 percent on a comparable store sales basis. The gain was driven by a strong-double-digit gain in comparable store sales of gaming hardware and double-digit gains in video gaming software and peripherals. As expected, these gains were partially offset by declines in CDs and DVDs.

Home office products, which accounted for 27 percent of fiscal 2007 fourth-quarter revenue, were steady with a comparable store sales increase of 0.2 percent. Contributing to the results was the launch of Microsoft’s Vista operating system, which accompanied double-digit comparable store sales increases for notebook computers and computer services. The gains from notebook computers and computer services were nearly offset by declines in comparable store sales of printers and desktop computers. The company believes it gained market share in notebook and desktop computers due to consumer preference for its in-store experience, broad selection and knowledgeable employees.

Comparable store sales for appliances, which were 6 percent of fiscal 2007 fourth-quarter revenue, increased 0.5 percent. Amid a challenging housing market, this product group showed a modest gain from major appliances, partially offset by softness in small appliances.

During the fourth quarter, the company opened 10 U.S. Best Buy stores, including two 45,000-square-foot stores and eight 30,000-square-foot stores. The company’s Canadian operations did not open or close any Best Buy or Future Shop stores. In China, Five Star opened three stores and closed one. In addition, as previously reported, the company opened its first Best Buy China store in Shanghai. At the end of the fourth quarter, the company operated 822 Best Buy stores, 20 Magnolia Audio Video stores, 14 Pacific Sales showrooms and 12 Geek Squad stores in the United States. It also operated 121 Future Shop stores, 47 Best Buy Canada stores, 135 Five Star stores and one Best Buy China store. In fiscal 2007, the company opened or acquired 241 new stores and closed 10 stores. More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

Company Repurchases $116 Million in Common Stock

During the fourth quarter of fiscal 2007, Best Buy repurchased approximately 2.3 million shares of its common stock at an average price of $49.36 per share, for a total of approximately $116 million. At the end of the fiscal 2007 fourth quarter, the company had $1.2 billion remaining under the $1.5 billion authorization for share repurchases approved by the Board of Directors and announced in June 2006. In fiscal 2007, the company repurchased approximately $600 million in common stock, compared with $772 million for fiscal 2006.

On Jan. 23, 2007, the company paid a dividend of 10 cents per share, which was a 25-percent increase compared with the dividend per share paid in the prior year’s fourth quarter. For the fiscal year, dividends paid totaled 36 cents per share, or $174 million in the aggregate, which was a 16-percent increase from fiscal 2006.

Earnings Per Diluted Share Rose 23 Percent in Fiscal 2007

Fiscal Year Performance Summary

(U.S. dollars in millions, except per share amounts)

	Fiscal Year Ended
	March 3, 2007	Feb. 25, 2006
Revenue	$35,934	$30,848
Comparable store sales % gain[1]	5.0%	4.9%
Gross profit as % of revenue	24.4%	25.0%
SG&A as % of revenue	18.8%	19.7%
Operating income as % of revenue	5.6%	5.3%
Diluted earnings per share	$2.79	$2.27

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates. All comparable store sales percentage calculations reflect an equal number of weeks.

Fiscal 2007 Highlights

•                  Fiscal 2007 earnings per diluted share grew 23 percent to $2.79, compared with $2.27 per diluted share one year ago.

•                  Fiscal 2007 revenue increased 16 percent to $35.9 billion, fueled by 231 net new store openings (including 145 acquired stores) in the past 12 months and a comparable store sales gain of 5.0 percent.

•                  The company acquired Pacific Sales and Five Star, and opened its first Best Buy China store in Shanghai.

•                  The company’s operating income rate improved to 5.6 percent, reflecting reduced SG&A expenses and leverage on higher revenue.

•                  Total share repurchases and dividends paid during the fiscal year totaled $774 million, a 56-percent payout of net earnings to shareholders.

•                  The company’s score in the ACSI — the American Customer Satisfaction Index — improved by five points, to a score of 76 from a score of 71 in the prior year. This improvement reflected strong progress in the company’s ongoing pursuit to improve customer service. (Source: www.theacsi.org)

•                  In fiscal 2007, Best Buy and The Best Buy Children’s Foundation contributed approximately $25 million to local Best Buy communities. Best Buy Children’s Foundation supports educational programs that integrate and leverage today’s technology.

Best Buy Expects Fiscal 2008 Diluted EPS of $3.10 to $3.25

Jackson said, “The relationships we are building with customers, coupled with the continued strong consumer interest in our products and services, give us continued optimism as we begin the year.  We expect fiscal 2008 to be another year of strong revenue and earnings growth.”

According to Jackson, the company is forecasting total fiscal 2008 revenue of approximately $39 billion, which represents 9-percent growth. It anticipates opening approximately 130 new stores (95 domestic and 35 international) and a comparable store sales gain of 3 percent to 5 percent. Best Buy projects that its gross profit rate will decrease by 30 to 40 basis points, reflecting faster growth of lower-margin products in its revenue mix in a more stable promotional environment. The company expects to more than offset the gross profit rate decline by reducing its SG&A rate by 60 to 70 basis points, as it continues to improve efficiency and drive leverage. As a result, the company anticipates improving its operating income rate by approximately 30 basis points for the fiscal year, to approximately 5.9 percent, with all of the improvement coming in the back half. In addition, the company expects its effective income tax rate to rise to approximately 36 percent, compared with 35.3 percent in fiscal 2007. Based on those assumptions, the company expects fiscal 2008 earnings to be in the range of $3.10 to $3.25 per diluted share, which represents an average growth rate of approximately 14 percent. The company also intends to invest $800 million to $850 million in capital in fiscal 2008 to build new stores, improve the customer experience and build capabilities through various technology initiatives. This capital expenditure estimate is exclusive of the pending Speakeasy acquisition and any other potential acquisitions.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time on April 4, 2007. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to materially differ from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on May 10, 2006. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates a global portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through more than 1,170 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca and BestBuy.com.cn), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com) and Jiangsu Five Star Appliance Co. (Five-Star.cn). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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Domestic Fiscal Fourth-Quarter Performance Summary

(U.S. dollars in millions)

	Fiscal Quarter Ended
	March 3, 2007	Feb. 25, 2006
Revenue	$11,084	$9,425
Comparable store sales % gain[1]	4.8%	7.4%
Gross profit as % of revenue	24.6%	25.2%
SG&A as % of revenue	15.2%	15.7%
Operating income	$1,042	$893
Operating income as % of revenue	9.4%	9.5%

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. All comparable store sales percentage calculations reflect an equal number of weeks.

International Fiscal Fourth-Quarter Performance Summary

(U.S. dollars in millions)

	Fiscal Quarter Ended
	March 3, 2007	Feb. 25, 2006
Revenue	$1,815	$1,268
Comparable store sales % gain[1]	14.0%	6.4%
Gross profit as % of revenue	21.0%	23.0%
SG&A as % of revenue	15.9%	18.1%
Operating income	$94	$62
Operating income as % of revenue	5.1%	4.9%

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates. All comparable store sales percentage calculations reflect an equal number of weeks.

Comparable Store Sales % Gain By Segment

	Fiscal Quarter Ended		Fiscal Year Ended
Segment	March 3, 2007	Feb. 25, 2006	March 3, 2007	Feb. 25, 2006
Domestic Segment	4.8%	7.4%	4.1%	5.1%
International Segment	14.0%	6.4%	11.7%	2.8%
Total	5.9%	7.3%	5.0%	4.9%

	Revenue Mix Summary		Comparable Store Sales
	Fiscal Quarter Ended		Fiscal Quarter Ended
Product Group	March 3, 2007	Feb. 25, 2006	March 3, 2007	Feb. 25, 2006
Consumer Electronics	46%	45%	8.5%	17.7%
Home Office	27%	30%	0.2%	2.5%
Entertainment Software	21%	21%	9.2%	(4.5)%
Appliances	6%	4%	0.5%	5.5%
Total	100%	100%	5.9%	7.3%

	Revenue Mix Summary		Comparable Store Sales
	Fiscal Year Ended		Fiscal Year Ended
Product Group	March 3, 2007	Feb. 25, 2006	March 3, 2007	Feb. 25, 2006
Consumer Electronics	45%	43%	9.5%	14.3%
Home Office	30%	32%	0.6%	0.3%
Entertainment Software	18%	19%	3.8%	(5.9)%
Appliances	7%	6%	(1.2)%	7.2%
Total	100%	100%	5.0%	4.9%

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	March 3, 2007	Feb. 25, 2006	March 3, 2007	Feb. 25, 2006
Revenue	$12,899	$10,693	$35,934	$30,848
Cost of goods sold	9,792	8,024	27,165	23,122
Gross profit	3,107	2,669	8,769	7,726
Gross profit %	24.1%	25.0%	24.4%	25.0%
Selling, general and administrative expenses	1,971	1,714	6,770	6,082
SG&A %	15.3%	16.0%	18.8%	19.7%
Operating income	1,136	955	1,999	1,644
Net interest income	43	32	111	77
Gain on investments	20	—	20	—
Earnings before income tax expense and minority interests	1,199	987	2,130	1,721
Income tax expense	435	343	752	581
Effective tax rate	36.2%	34.7%	35.3%	33.7%
Minority interest in earnings	1	—	1	—
Net earnings	$763	$644	$1,377	$1,140

Basic earnings per share	$1.59	$1.32	$2.86	$2.33

Diluted earnings per share[1]	$1.55	$1.29	$2.79	$2.27

Dividends declared per common share	$0.10	$0.08	$0.36	$0.31

Basic weighted average common shares outstanding (in millions)	481.0	487.7	482.1	490.3

Diluted weighted average common shares outstanding (in millions)[1]	494.6	502.9	496.2	504.8

1 The calculation of diluted earnings per share assumes the conversion of convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.7 and $1.6 for the fiscal quarters ended March 3, 2007, and Feb. 25, 2006, respectively; and $6.8 and $6.6 for the fiscal years ended March 3, 2007, and Feb. 25, 2006, respectively.

— Condensed Consolidated Balance Sheets Follow —

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited)

	March 3, 2007	Feb. 25, 2006
ASSETS
Current assets
Cash & cash equivalents	$1,205	$748
Short-term investments	2,588	3,041
Receivables	548	449
Merchandise inventories	4,028	3,338
Other current assets	712	409
Total current assets	9,081	7,985
Net property & equipment	2,938	2,712
Goodwill	919	557
Other intangible assets	81	44
Long-term investments	318	218
Other assets	233	348
TOTAL ASSETS	$13,570	$11,864

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,934	$3,234
Accrued liabilities	2,307	2,404
Current portion of long-term debt	60	418
Total current liabilities	6,301	6,056
Long-term liabilities	443	373
Long-term debt	590	178
Minority interests	35	—
Shareholders’ equity	6,201	5,257
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$13,570	$11,864

Note: Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income or net earnings.

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